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Exhibit 3.2(o)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

BEAZER SPE, LLC

        This Limited Liability Company Operating Agreement (together with the schedules attached hereto, this "Agreement") of Beazer SPE, LLC (the "Company"), is executed as of the            day of July, 2001 by BEAZER HOMES HOLDINGS CORP., a Delaware corporation, as the sole equity member (the "Member"). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

        The Member, by execution of this Agreement, hereby forms the Company as a limited liability company pursuant to and in accordance with the Georgia Limited Liability Company Act, as amended from time to time (the "Act"), and this Agreement.

        Section 1.    Name.

        The name of the limited liability company formed hereby is Beazer SPE, LLC.

        Section 2.    Principal Business Office.

        The principal business office of the Company shall be located at 5775 Peachtree Dunwoody Road, Suite B-200, Atlanta, Georgia 30342, or such other location as may hereafter be determined by the Member.

        Section 3.    Registered Office.

        The address of the registered office of the Company in the State of Georgia is 1201 Peachtree Street, N.E., Suite B-200, Atlanta, Georgia 30361.

        Section 4.    Registered Agent.

        The name and address of the registered agent of the Company for service of process on the Company in the State of Georgia is CT Corporation System, 1201 Peachtree Street, N.E., Suite B-200, Atlanta, Georgia 30361.

        Section 5.    Members.

        (a)   The mailing address of the Member is set forth on Schedule B attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

        (b)   The Member may act on behalf of the Company.

        Section 6.    Certificates.

        Charles T. Sharbaugh, Esq., is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Georgia. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Georgia, his powers as an "authorized person" ceased, and the Member thereupon became the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act.

        The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

        Section 7.    Purposes.    The Company is formed for the purpose of conducting, promoting, and engaging in the following activities:

            (i)  provide litigation claims management and other management activities related to Sanford Homes of Colorado, LLLP, a Colorado limited liability limited partnership ("SHOC");

           (ii)  to engage in any and all other lawful activities and business pursuits as may be directed by Member, including without limitation the execution of guaranties which may facilitate the procurement of financing by Member or its affiliates; and

          (iii)  to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Georgia that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

        Section 8.    Powers.

        The Company, and the Member on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

        Section 9.    Limited Liability.

        Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

        Section 10.    [INTENTIONALLY OMITTED]

        Section 11.    Additional Contributions.

        The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 14, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

        Section 12.    Allocation of Profits and Losses.

        The Company's profits and losses shall be allocated to the Member.

        Section 13.    Distributions.

        Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate any provisions of the Act or any other applicable law.

        Section 14.    Books and Records.

        The Company shall keep or cause to be kept complete and accurate books of account and records with respect to the Company's business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The

Company's books of account shall be kept using the method of accounting determined by the Member. The Company's independent auditor, if any, shall be an independent public accounting firm selected by the Member.

        Section 15.    Other Business.

        The Member or any Affiliate of the Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

        Section 16.    Exculpation and Indemnification.

        (a)   Neither the Member, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Member (collectively, the "Covered Persons") shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

        (b)   To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

        (c)   To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 16.

        (d)   A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

        (e)   To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

        (f)    The foregoing provisions of this Section 16 shall survive any termination of this Agreement.

        Section 17.    Assignments.

        Subject to Section 18, the Member may assign in whole or in part its limited liability company interest in the Company. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

        Section 18.    Admission of Additional Members.

        One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

        Section 19.    Dissolution.

        (a)   The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under the Act. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and may, within 90 days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company.

        (b)   In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

        (c)   The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

        Section 20.    Waiver of Partition; Nature of Interest.

        Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, or to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant this Agreement. The interest of the Member in the Company is personal property.

        Section 21.    Benefits of Agreement; No Third-Party Rights.

        None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

        Section 22.    Severability of Provisions.

        Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

        Section 23.    Entire Agreement.

        This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

        Section 24.    Binding Agreement.

        The Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member, and is enforceable against the Member in accordance with its terms.

        Section 25.    Governing Law.

        This Agreement shall be governed by and construed under the laws of the State of Georgia (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

        Section 26.    Amendments.

        This Agreement may be modified, altered, supplemented or amended pursuant only to a written agreement executed and delivered by the Member.

        Section 27.    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, and all of which together shall constitute one and the same instrument.

        Section 28.    Notices.

        Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

        Section 29.    Effectiveness.

        Pursuant to the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Georgia Secretary of State on August 1, 2001.

        IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the date first above written.

MEMBER:
BEAZER HOMES HOLDINGS CORP., a Delaware corporation
By:	/s/ IAN J. MCCARTHY
Name:	Ian J. McCarthy
Title:	President

SCHEDULE A
Definitions

        A.    Definitions

        When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

        "Act" has the meaning set forth in the preamble to this Agreement.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

        "Agreement" means this Limited Liability Company Operating Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

        "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State of Georgia on August 1, 2001, as amended or amended and restated from time to time.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. "Controlling" and "Controlled" shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

        "Covered Persons" has the meaning set forth in Section 20(a).

        "Member" means Beazer Homes Holdings Corp., a Delaware corporation.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

        B.    Rules of Construction

        Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation." The terms "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

SCHEDULE B
Member

Name:	Beazer Homes Holdings Corp.
Mailing Address:	5775 Peachtree Dunwoody Rd., Suite B-200 Atlanta, Georgia 30342
Membership Interest:	100%

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  Exhibit 3.2(o)
LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF BEAZER SPE, LLC